Exhibit 3.1.6

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:13 PM 03/07/2013
FILED 03:19 PM 03/07/2013
SRV 130288174 - 5299473 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is TRAC Logistics LLC

Second: The address of its registered office in the State of Delaware is 2711          Centerville   Road Ste 400            in the City of Wilminqton                    . Zip code 19808                      . The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                               .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate off Formation this 7th       day of March            ,                2013       .

By:	/s/ Gregg F. Carpene
Authorized Person (s)

Name:	Gregg F. Carpene